Exhibit 99.1

News Release

Corporate Communications

Media	Investors
Mary Eshet	John Campbell
704-383-7777/704-651-5946	415-396-0523
Mary.Eshet@wellsfargo.com	John.M.Campbell@wellsfargo.com
@MaryEshetWF

Mary Mack to Lead Wells Fargo’s Consumer Lending and Community Banking Organizations

SAN FRANCISCO, Dec. 18, 2017 –Wells Fargo & Company (NYSE: WFC) announced today that effective immediately it has appointed Mary Mack to head the company’s Consumer Lending business, in addition to Community Banking, expanding the senior executive vice president’s responsibilities.

Mack’s new role includes the Community Banking organization, which she has led since July 2016, and Consumer Lending, which includes Wells Fargo Home Lending, Wells Fargo Dealer Services and the student lending and personal lines of credit businesses that make up its Personal Lending organization. In total, Mack’s new organization employs 115,000 team members and offers a full suite of financial products and services to consumer and small business customers across the nation.

“By combining Community Banking and Consumer Lending, we are creating a more holistic approach to delivering retail banking services to our customers, which will only enhance how we help our customers succeed financially,” said Tim Sloan, president and CEO. “Mary’s proven leadership skills, resiliency and the principled way she has driven change throughout her career have earned her the respect of her customers, colleagues and teams and the opportunity to lead this combined organization.”

Mack, a 33-year veteran of Wells Fargo, has led the transformation of Community Banking, including the elimination of product sales goals for retail bankers, the implementation of new compensation plans and training programs for managers and branch personnel, improved monitoring and controls, comprehensive process improvements to reshape the customer experience, and restructured regional leadership. All these changes are focused on rebuilding trust with the retail bank’s key stakeholders and aligning the focus of its team members with the interests and financial goals of customers.

Prior to taking on leadership of Community Banking, Mack was head of the Wells Fargo Advisors retail brokerage business. In her new role, Mack will continue to serve on the company’s Operating Committee and report to Sloan.

“I am incredibly excited about this opportunity to bring together these talented teams with a common purpose to provide the best in financial service and advice to our customers,” said Mack. “I look forward to engaging with the team as we chart the path forward to deliver exceptional experiences and value to our customers.”

In addition to Community Bank leaders, Consumer Lending leaders reporting directly to Mack include Michael DeVito, interim leader of Wells Fargo Home Lending, the country’s largest mortgage operation; Laura Schupbach, head of Wells Fargo Dealer Services; and John Rasmussen, head of Personal Lending.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,400 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 268,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories.

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